Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL

HEADS OF AGREEMENT

Intelligent Cloud Resources 2440499 Ontario Inc.

This is a binding heads of agreement (the “HOA”) between Intelligent Cloud Resources Inc. (“ICR”) and 2440499 Ontario Inc. (“2440499”) setting out the material terms and conditions by which ICR shall licence in perpetuity from 2440499 the territories of Florida and the Caribbean for the sale and distribution of Leagoo Mobile Devices and the Fonia “Instant Access Mobile” Platform, and to arrange equity financing(s) for this venture of US $1,000,000 through the sale of equity in ITLL on a private placement basis (the “Private Placement”) in various staged tranches; collectively the “AGREEMENT”.

1.	Parties:	ICR, a corporation incorporated under the laws of the State of Nevada.
2440499, a company existing under the laws of the State of Nevada. ICR and 2440499 Collectively, the “Parties“

2.	Private Placement:

The Parties shall, for a period of 90 days after the date hereof agree to:

(a)   Collectively provide the appropriate financial and market analyses to the extent necessary to complete the agreement and Private Placement(s);

(b)   prepare any offering memorandum or similar summary disclosure document describing 2440499, the AGREEMENT with ICR, the Private Placement(s), any subscription agreements and the other documentation necessary to complete the Private Placement,

(c)   outline the definitive terms of the AGREEMENT, the Private Placement(s), including the suitable pricing, timing and deal size,

(d)   identify and introduce potential investors to the transaction in connection with the Private Placement (the “Prospective Investors”),

(e)   participate in negotiations with Prospective Investors, with respect to the documents reasonably required for the transaction for the closing of the AGREEMENT and Private Placement(s), and

(f)    manage and coordinating any due diligence process required by Prospective Investors (collectively, the “AGREEMENT and Private Placement Services”).

PRIVILEGED AND CONFIDENTIAL

3.	Equity Participation and Private Placement:	The Private Placement(s) shall be completed via the issuance of shares from Treasury such that existing shareholders shall be diluted equally.

4.	Terms:

On closing of the transaction:

a)     2440499 shall have 34 million shares of ICR (ITLL);

b)     Existing ICR shareholders shall have 56 million shares of ICR (ITLL);

c)     Private placement of US $1,000,000.00 shall be completed prior to closing;

d)     2440499 shall control, manage, and operate the venture’s operations both prior to and after closing.

5.	Right of First Refusal:	The terms and conditions relating to any such engagement will be outlined in a separate engagement letter and the fees for such services will be in addition to the fees payable hereunder, will be negotiated separately and in good faith and will be consistent with fees paid to North American investment bankers for similar services in similar circumstances.

6.	Indemnification:	The Parties agree to mutually indemnify and hold harmless each other respectively and their directors, officers, employees, partners, agents, shareholders, advisors and principals from all expenses, losses, claims, actions, damages or liabilities incurred in connection with any claim made against 2440499 or ICR, as the case may be, concerning any matters contained in this HOA except to the extent such liabilities, losses, claims, demands and expenses directly relate to a breach of this agreement by ICR or 2440499 or a negligent act or omission or willful misconduct by ICR or 2440499.

7.	Alternative Transaction:	If the Private Placement is not completed and an alternative transaction arises during the term of this HOA that involves a partnership, joint venture, asset swap, merger or other business combination transaction not contemplated in this HOA (in any case, an “Alternative Transaction”), and if 2440499 completes such Alternative Transaction, the fee payable to ICR shall be negotiated in good faith by 2440499 and ICR in accordance with the usual and customary fees paid to North American investment bankers in connection with similar transactions. The foregoing provision shall not apply if the Private Placement does not proceed due to (i) a breach by ICR of their obligations hereunder; or (ii) market conditions.

PRIVILEGED AND CONFIDENTIAL

8.	Confidentiality:	The Parties shall keep and cause each of its directors, officers, employees, agents and advisors to keep strictly confidential, and will use only for the purpose of performing the obligations of ICR/2440499 hereunder, all information, whether written or oral, acquired from ICR/2440499, its agents and advisors in connection with 2440499/ICR’s work hereunder (collectively “Confidential Information”).

9.	Due Diligence:	The Parties shall complete mutual due diligence in a timely manner.

10.	No Shop / Non-Circumvention:	From the date on which this HOA is executed up to and including the date that is twelve (12) months from the date hereof or such later time period as may be mutually agreed in writing by ICR and 2440499, neither of the Parties or affiliates shall, directly or indirectly, through any officer, director, shareholder, employee or agent or otherwise solicit, initiate, encourage, participate in any negotiation or discussion or enter into any agreement in respect of or cooperate with any individual, firm or corporation (a “Person”) regarding a similar transaction.

11.	Governing Law:	This HOA and all other agreements related thereto shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein (but without giving effect to any conflict of laws rules), to which the Parties hereto expressly agree to attorn.

12.	Term:	The term of this HOA shall be for an initial period of 90 days and shall be subject to renewal thereof upon the mutual agreement of the parties.

13.	Facsimile and Counterparts:

This HOA may be executed in one or more counterparts by facsimile or other electronic form of transmission (including by electronic mail via the Internet), each of which shall constitute an original, but all of which shall constitute one and the same document.

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PRIVILEGED AND CONFIDENTIAL

If the HOA accurately reflects your understanding of the terms of our agreement, please execute this HOA (in counterparts, if necessary) where indicated below and return a copy thereof to each of the ICR on or before 5:00 pm (Toronto time) on December 13, 2016, failing which the terms contained herein shall be null and void.

Intelligent Cloud Resources Inc. (ICR)

2602 Innisfil Road, Mississauga, Ontario, L5H 4M9

By:	/s/ Rehan Saeed
Name:	Rehan Saeed
Title:	CFO

I have authority to bind the corporation.

DATED this 13 day of December, 2016.

2440499 Ontario Inc.

1 – 2857 Sherwood Heights Drive, Oakville, Ontario, L6J 7J9

By:	/s/ Michael Paul
Name:	Michael Paul
Title:	President

I have authority to bind the corporation.